 Ex. 99.25(2)(g)(2)

Jackson Real Assets Fund

Investment Sub-Advisory Agreement

This investment sub-advisory agreement (the “Agreement”), effective as of April 29, 2024, is by and between Jackson National Asset Management, LLC, a limited liability company organized in the State of Michigan (the “Adviser”), and Cohen & Steers Capital Management Inc., a corporation organized in the State of New York (the “Sub-Adviser”).

Whereas, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

Whereas, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

Whereas, the Adviser has entered into an Investment Advisory and Management Agreement effective April 29, 2024, with Jackson Real Assets Fund (the “Trust”), a closed-end management investment company registered as such with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940, as amended (the “1940 Act”), operating as a closed-end interval fund pursuant to Rule 23c-3 under the 1940 Act;

Whereas, the Board of Trustees of the Trust (the “Board”) and the Adviser desire that the Adviser retain the Sub-Adviser to render investment advisory services for the portion of the Trust’s assets allocated to the Sub-Adviser, as determined from time to time by the Adviser, in the manner and on the terms hereinafter set forth;

Whereas, the Adviser has the authority under the Investment Advisory and Management Agreement with the Trust to select a sub-adviser for the Trust; and

Whereas, the Sub-Adviser is willing to furnish such services to the Adviser and the Trust.

Now, Therefore, in consideration of the mutual covenants contained herein, the Adviser and the Sub-Adviser agree as follows:

1.             Appointment of Sub-Adviser

The Adviser hereby appoints the Sub-Adviser to act as the investment sub-adviser for the Trust, subject to the supervision and control of the Adviser and the Board and in accordance with the terms and conditions of this Agreement, as amended or supplemented from time to time. Such appointment may be limited to a portion of Trust assets allocated to the Sub-Adviser by the Adviser, which may be changed from time to time at the sole discretion of the Adviser. References to the “Trust” in this Agreement shall refer to the portion of the Trust’s assets allocated to the Sub-Adviser by the Adviser, except where the context otherwise indicates.

The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

2.             Services to be Rendered by the Sub-Adviser to the Trust

A.              As investment sub-adviser to the Trust, the Sub-Adviser will coordinate and monitor the investment and reinvestment of the assets of the Trust and determine the composition of the assets of the Trust, subject always to the supervision and control of the Adviser and the Board.

B.            As part of the services it will provide hereunder, the Sub-Adviser will:

(i)               obtain and evaluate pertinent economic, statistical, financial, and other information affecting the individual companies or industries, the securities of which are included in the Trust or are under consideration for inclusion in the Trust;

(ii)           formulate and implement a continuous investment program and make investment decisions for the assets in the Trust other than the selection of overnight money market funds;

(iii)          take whatever steps are necessary to implement the investment program for the Trust by placing all orders, on behalf of the Trust, for the purchase and sale of securities and other property and investments, including issuing directives to the administrator of the Trust as necessary for the appropriate implementation of the investment program of the Trust;

(iv)          use the same skill and care in providing its services as it uses in providing services to its other similar client mandates for which it has investment responsibilities;

(v)           keep the Board and the Adviser informed in writing on an ongoing basis of any material facts concerning the investment and reinvestment of the assets in the Trust, the Sub-Adviser and its key investment personnel and operations; make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Adviser or the Board; and attend meetings with the Adviser and/or the Board, as reasonably requested, to discuss the foregoing;

(vi)         cooperate fully with the Trust’s Chief Compliance Officer in executing his/her responsibilities to monitor service providers of the Trust pursuant to Rule 38a-1 under the 1940 Act, including but not limited to providing compliance and reporting information as reasonably requested by the Adviser and the Board;

(vii)        in accordance with procedures and methods established by the Board , which may be amended from time to time and timely provided the Sub-Adviser, provide assistance in determining the fair value of securities and other investments/assets in the Trust, as necessary, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Sub-Adviser for each security or other investment/asset in the Trust for which market prices are not readily available. In addition, the Sub-Adviser shall provide the Trust’s custodian on each business day with information relating to all transactions concerning the Trust’s assets under the Sub-Adviser’s supervision, and shall promptly provide Adviser with such information upon the reasonable request of the Adviser;

(viii)       provide any and all material composite performance information, records and supporting documentation about accounts the Sub-Adviser manages, if appropriate, which are relevant to the Trust and that have investment objectives, policies, and strategies substantially similar to those employed by the Sub-Adviser in managing the Trust that may be reasonably necessary, under applicable laws; and

(ix)          cooperate with and provide reasonable assistance to the Adviser, the Board, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust and the Adviser, keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Trust and the Adviser, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

C.            An investment’s compliance with the investment program of the Trust shall be determined on the date of purchase only, based upon the price and characteristics of the investment on the date of purchase compared to the value of the assets of the Trust as of the most recent valuation date. The investment program of the Trust shall not be deemed breached, nor shall the Sub-Adviser be held liable whatsoever, as a result of changes in value or status of an investment following purchase. The Sub-Adviser shall promptly notify the Adviser in the event that any investment of the Trust exceeds or otherwise fails to conform to the investment program as a result of a violating purchase or sale, and the Sub-Adviser shall take such corrective action as the Sub-Adviser and Adviser determine to be appropriate. The Sub-Adviser shall be entitled to assume that any information received from the Adviser, the Trust, the Custodian, a sub-custodian or a third-party administrator or their respective authorized representatives associated with the day-to-day operation of the Trust, or statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, and sales literature is accurate and complete and the Sub-Adviser shall be indemnified and held harmless in its reliance on such information.

D.            The Adviser represents and warrants that in the case of any contribution of securities to the Trust, the Adviser holds good title to all such securities. In addition, all contributions of cash by the Adviser to the Trust shall be made in the base currency of the Trust or, if made in another currency, arrangements shall be made by the Adviser or Trust’s custodian to convert such currency into the base currency of the Trust.

E.            In furnishing services hereunder, the Sub-Adviser shall be subject to, and shall perform in compliance with the following: (i) the Trust’s Agreement and Declaration of Trust, as the same may be modified or amended from time to time (the “Declaration”); (ii) the By-Laws of the Trust, as the same may be modified or amended from time to time (the “By-Laws”); (iii) the stated investment objectives, policies and restrictions of the Trust and other matters contained in the currently effective Prospectus and Statement of Additional Information of the Trust filed with the Commission, as the same may be modified, amended or supplemented from time to time (the “Prospectus and SAI”); (iv) the 1940 Act, the Advisers Act, the Commodity Exchange Act, as amended (the “CEA”) and the rules under each, and all other federal and state laws or regulations applicable to the Trust; (v) any applicable controlling foreign laws, regulations and regulatory requirements as set forth by applicable foreign regulatory agencies; (vi) the Trust’s compliance manual and other policies and procedures adopted from time to time by the Board, including the requirements of any exemptive orders applicable to the Trust; and (vii) the instructions of the Adviser and the Board (except as to the voting of proxies). Prior to the commencement of the Sub-Adviser’s services hereunder, the Adviser shall provide the Sub-Adviser with current copies of the Declaration, By-Laws, Prospectus and SAI, compliance manual and other relevant policies and procedures that are adopted by the Board. The Adviser undertakes to provide the Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned document.

F.            Without Adviser’s prior consent to each transaction, Sub-Adviser shall have full discretionary authority as agent and attorney-in-fact, with full power of substitution and full authority in the Trust’s name, to (a) buy, sell, hold, exchange, convert or otherwise deal in any manner in any assets; (b) place orders for the execution of such assets and other transactions with or through such brokers, dealers, counter-parties, issuers, agents or arrangers as Sub-Adviser may select; (c) execute, on behalf of the Trust, such brokerage, derivatives, subscription and other agreements and documents (including, without limitation, ISDA, LSTA, and/or Master Securities Forward Transaction Agreement or MSFTA documentation) as Sub-Adviser deems necessary or appropriate in connection with the Trust’s investment activities; and (d) negotiate, enter into, make and perform any other contracts, agreements or other undertakings it may deem advisable in connection with the performance of the Sub-Adviser’s duties hereunder.

G.            In furnishing services hereunder, the Sub-Adviser will not consult with any sub-adviser to any other investment company managed by the Adviser concerning transactions of the Trust in securities or other assets. (This shall not be deemed to prohibit the Sub-Adviser from consulting with any of the other sub-advisers concerning compliance with paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act. This shall also not be deemed to prohibit consultations between a current and successor sub-adviser of the Trust in order to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act.)

H.             The Sub-Adviser and Adviser will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Trust and to consult with each other regarding the investment affairs of the Trust. Sub-Adviser will report to the Board and to Adviser with respect to the implementation of such program as requested by the Board or the Adviser.

I.             The Sub-Adviser at its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses, and fees of any personnel required for the Sub-Adviser to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement. The Sub-Adviser shall, at its expense, bear any fees or costs associated with regulatory investigations or litigation directed at the Sub-Adviser, including those arising from or pertaining to (i) the services provided by the Sub-Adviser under the Agreement (but excluding litigation for services provided and/or fees charged by the Adviser); and (ii) the Sub-Adviser’s general business operations that require the involvement or participation of the Adviser, the Trust, and/or any Trustee of the Trust.

J.             The Sub-Adviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein. The Sub-Adviser is granted authority to negotiate, open, continue and terminate brokerage accounts and other brokerage arrangements with respect to all portfolio transactions it enters into on behalf of the Trust. The Sub-Adviser will provide to the Adviser copies of all agreements regarding derivative brokerage arrangements to which the Trust is a party. The Sub-Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. The Sub-Adviser is directed at all times to seek to execute transactions for the Trust (i) in accordance with (i) any written policies, practices or procedures that may be established by the Board or the Adviser from time to time and which have been timely provided to the Sub-Adviser or (ii) as described in the Trust’s Prospectus and SAI. In placing any orders for the purchase or sale of securities and instruments for the Trust, the Sub-Adviser is hereby authorized, to the extent permitted by applicable law, to aggregate the securities and instruments to be so purchased or sold and shall use its best efforts to obtain for the Trust best price and execution, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. Consistent with this policy, the Sub-Adviser, in selecting broker-dealers and negotiating commission rates, will take all relevant factors into consideration, including but not limited to: the best price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; the broker’s execution capabilities; any research provided by the broker that aids the Sub-Adviser’s investment decision-making process and the value of the expected contribution of the broker-dealer to the investment performance of the Trust on a continuing basis.

K.           Subject to such policies and procedures as the Board may determine, the Sub-Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as interpreted by the Commission or its staff, cause the Trust to pay a broker or dealer that provides brokerage or research services to the Adviser, the Sub-Adviser and the Trust an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker-dealer, viewed in terms of either that particular investment transaction or the Sub-Adviser’s overall responsibilities with respect to the Trust and other accounts to which the Sub-Adviser exercises investment discretion (as such term is defined in Section 3(a)(35) of the Exchange Act). Allocation of orders placed by the Sub-Adviser on behalf of the Trust to such broker-dealers shall be in such amounts and proportions as the Sub-Adviser shall determine in good faith in conformity with its responsibilities under applicable laws, rules and regulations. The Sub-Adviser will submit reports on such allocations to the Adviser or the Board as reasonably requested by the Adviser or the Board, in such form as may be mutually agreed to by the parties hereto, indicating the broker-dealers to whom such allocations have been made and the basis therefor. To the extent authorized by Section 28(e) and the Board, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. Subject to seeking best price and execution, the Board or the Adviser may direct the Sub-Adviser to effect transactions in portfolio securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses that the Trust is required to pay or for which the Trust is required to arrange payment.

L.            The Sub-Adviser will maintain all accounts, books and records with respect to the Trust as are required of an investment sub-adviser of a registered investment company pursuant to the 1940 Act, Advisers Act, and Commodity Exchange Act and the rules thereunder, will furnish the Adviser and the Board such periodic and special reports as they may reasonably request, and shall timely file with the Commission all forms pursuant to Section 13 of the Exchange Act, with respect to its duties as are set forth herein.

M.          The Sub-Adviser shall comply with the provisions of Section 851 (b)(2) and (3) of the Code and the regulations thereunder. Sub-Adviser shall be responsible for the correction of any failure under the provisions cited above attributable to its actions whether in good faith, negligent, or reckless disregard, including any penalties, taxes, and interest and for any other obligations to shareholders.

N.           Consistent with its fiduciary duties to the Trust and on the Trust’s behalf, the Sub-Adviser is hereby appointed the Trust’s agent to exercise, in its discretion, all rights and perform all duties with respect to the Trust’s right to vote (or refrain from voting), the Trust’s securities or otherwise in accordance with the Sub-Adviser’s proxy voting guidelines, as amended from time to time, which shall be provided to the Trust and the Adviser. Pursuant to the foregoing, Sub-Adviser is further appointed the Trust’s agent to exercise rights in corporate actions. For the avoidance of doubt, the Sub-Adviser will have full discretion in this regard and the Adviser will not attempt to influence the Sub-Adviser’s voting decisions. The Sub-Adviser further agrees to report significant shareholdings for itself and on behalf of the Trust where required by local law.

O.           The Sub-Adviser may execute on behalf of the Trust certain agreements, instruments and documents in connection with the services performed by it under this Agreement. These may include, without limitation, brokerage agreements, clearing agreements, account documentation, futures and options agreements, swap agreements, other investment-related agreements, and any other agreements, documents or instruments the Sub-Adviser believes are appropriate or desirable in performing its duties under this Agreement.

P.            The Sub-Adviser will provide to the Adviser (i) a completed monthly compliance checklist developed for the Trust by Adviser and Sub-Adviser, (ii) quarterly reports developed for the Trust by Adviser and Sub-Adviser, and (iii) other compliance and reporting information as reasonably requested by the Adviser or the Board from time-to-time.

Q.            The Sub-Adviser will review the Trust’s investment-related risk disclosures in the Prospectus and SAI, and the Sub-Adviser will certify to the Adviser on a quarterly basis that, based on the Sub-Adviser’s knowledge after due inquiry including consideration of market conditions, such disclosures appropriately address current market conditions affecting investments in the Trust.

3.             Compensation of Sub-Adviser

The Adviser will pay the Sub-Adviser a sub-advisory fee, accrued daily and payable monthly on the average daily net assets managed by the Sub-Adviser, as specified in Schedule A to this Agreement to cover the Sub-Adviser’s services under and expenses assumed in carrying out this Agreement. The Sub-Adviser agrees that after the date of this Agreement, it shall not enter into any new agreement with substantially similar client whereby the fee rate paid by that substantially similar client is more advantageous than the fee rate paid by the Adviser.  For the purposes of this provision, a substantially similar client shall be one that (i) employs the Sub-Adviser to sub-advise any other future U.S. registered investment company by implementing its U.S. real estate total return strategy, (ii) has assets managed in a sub-advised fund that is less than or the same asset size as the Trust, (iii) requires the same level of servicing and reporting, and (iv) has the same level of relationship with the Sub-Adviser.

4.             Custody of Assets

Sub-Adviser shall at no time physically possess the assets of the Trust or have the assets registered in its own name or the name of its nominee, nor shall Sub-Adviser in any manner acquire or become possessed of any income, whether in kind or cash, or proceeds, whether in kind or cash, distributable by reason of selling, holding or controlling such assets of the Trust. In accordance with the preceding sentence, Sub-Adviser shall have no responsibility with respect to the collection of income, physical acquisition or the safekeeping of the assets of the Trust. All such duties of collection, physical acquisition and safekeeping shall be the sole obligation of the custodian. The Sub-Adviser shall not be deemed to be an agent of, nor shall it be responsible for the actions or omissions of the Trust’s custodian. The Adviser shall instruct the Trust’s custodian to take instructions from and provide information pertaining to the Trust upon the request of, the Sub-Adviser as it relates to the Sub-Adviser’s duties under this Agreement.

5.             Liability and Indemnification

A.           Except as may otherwise be provided by law, neither the Sub-Adviser nor any of its officers, members or employees (its “Affiliates”) shall be liable (i) for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser or the Trust as a result of any error of judgment or mistake of law by the Sub-Adviser or its Affiliates with respect to the Trust or (ii) for any failure to recommend the purchase or sale of any security on behalf of the Trust on the basis of any information which might, in the Sub-Adviser’s reasonable opinion, constitute a violation of any federal or state laws, rules or regulations; except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser or its Affiliates for, and the Sub-Adviser shall indemnify and hold harmless the Trust, the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (the “1933 Act”)) (collectively, “Adviser Indemnitees”) against, any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, or common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder; (ii) any instruction provided by a person reasonably believed to be authorized by the Adviser; or (iii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Trust by the Sub-Adviser or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser Indemnitees (as defined below) for use therein. For the avoidance of doubt, the Sub-Adviser shall not be liable for consequential, incidental, or indirect damages or for lost opportunities, business, or profits if such damages or lost opportunities, business or profits result from trade errors (provided that, following such errors, the Sub-Adviser has made the portfolio whole) or from statements or omissions made in reliance upon information or instructions furnished by the Adviser or the Trust to the Sub-Adviser Indemnitees.

B.            Except as may otherwise be provided by law, the Adviser and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Sub-Adviser as a result of any error of judgment or mistake of law by the Adviser with respect to the Trust, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser for, and the Adviser shall indemnify and hold harmless the Sub-Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, the “Sub-Adviser Indemnitees”) against, any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Trust or the omission to state therein a material fact known to the Adviser that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser. For the avoidance of doubt, the Adviser shall not be liable for consequential, incidental, or indirect damages or for lost opportunities, business, or profits if such damages or lost opportunities, business or profits. result from statements or omissions made in reliance upon information furnished by the Sub-Adviser to the Adviser Indemnitees.

6.             Representations of Adviser

The Adviser represents, warrants and agrees that:

A.              The Adviser has been duly authorized by the Board to delegate to the Sub-Adviser the provision of investment services to the Trust as contemplated hereby.

B.              The Adviser is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Adviser by applicable law and regulations.

C.              The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Sub-Adviser of the occurrence of any event that would disqualify Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Adviser will also promptly notify the Sub-Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust, provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

D.           The Adviser certifies that as of the date of this Agreement the Trust is a Qualified Institutional Buyer (“QIB”) as defined in Rule 144A under the 1933 Act, and the Adviser will promptly notify the Sub-Adviser if the Trust ceases to be a QIB.

E.            The Adviser, through its designated administrator or sub-administrator, will regularly notify the Sub-Adviser if any “government entity” assets, within the meaning of Rule 206(4)-5 under the Advisers Act, are contributed to the Trust.

F.            The Adviser represents and warrants that the Sub-Adviser is not responsible for any of Trust’s assets not managed by the Sub-Adviser, or for the overall diversification of the Trust.

G.            The Adviser represents and warrants that: (i) the assets contributed to the Trust were not and are not directly or indirectly derived from activities that may contravene federal, state or international laws and regulations, including anti-money laundering laws and regulations, and neither the Trust nor any person controlling or controlled by the Trust is an individual or entity named on a list of prohibited persons or entities by the U.S. Treasury Department’s Office of Foreign Asset Control; (ii) the Adviser, or its affiliates, has verified the source of assets of the Trust and confirms that no assets have been or are being invested for the purpose of carrying out illegal activity or to perpetuate or assist in the laundering of money; (iii) the Adviser or Trust has in place anti-money laundering policies and procedures that are applied with respect to the assets of Trust and is in compliance with any anti-money laundering rules, laws, or regulations applicable to the Adviser or Trust; and (iv) the Sub-Adviser shall have no responsibility with respect to the performance of any anti-money laundering or anti-bribery compliance activities with respect to the assets of the Trust and shall be entitled to rely upon the activities of the Adviser to all extents possible in order to satisfy its own anti-money laundering requirements to the extent that any should arise.

H.              The Adviser represents that it has provided to the Sub-Adviser a written list of all securities or other assets in which Trust assets may not be invested or with respect to which there are limitations on investments (if/as applicable), and the Adviser shall notify the Sub-Adviser promptly, in writing, of any change in such list.

I.             The Adviser represents that it will promptly inform the Sub-Adviser in the event that any of these representations are no longer true.

7.             Representations of Sub-Adviser

The Sub-Adviser represents, warrants and agrees as follows:

A.           The Sub-Adviser is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Sub-Adviser by applicable law and regulations.

B.            The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment sub-adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Sub-Adviser will also promptly notify the Trust and the Adviser, unless legally prohibited from doing so, if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation requesting information about the Trust that directly relates to or otherwise materially and adversely affects the Trust, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust. The Sub-Adviser represents that this Agreement does not violate any existing agreement between the Sub-Adviser and any other party.

C.            The Sub-Adviser has reviewed the Prospectus and SAI of the Trust with respect to the Trust, as it may be amended from time to time, that contains disclosure about the Sub-Adviser, and represents and warrants that, with respect to the disclosure about the Sub-Adviser or information relating to the Sub-Adviser, such Registration Statement contains, as of the date hereof, no untrue statement of any material fact and does not omit any statement of a material fact necessary to make the statements contained therein not misleading.

D.            The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Adviser and the Board with a copy of such code of ethics, together with evidence of its adoption. The Sub-Adviser will promptly provide the Adviser any material amendments thereto. As requested, an authorized representative of the Sub-Adviser, as identified on an authorized signers list, shall certify to the Adviser that the Sub-Adviser has complied in all material respects with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics in relation to the services provided to the Trust or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Adviser, the Sub-Adviser shall permit the Adviser, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(d)(1) and all other records relevant to the Sub-Adviser’s code of ethics.

E.               The Sub-Adviser has provided the Trust and the Adviser with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the Commission, and promptly will furnish a copy of all amendments and annual updates to the Adviser. Such amendments shall reflect all changes in the Sub-Adviser’s organizational structure, professional staff or other significant developments affecting the Sub-Adviser, as required by the Advisers Act.

F.            The Sub-Adviser will promptly notify the Trust and the Adviser of any proposed assignment of this Agreement or change of control of the Sub-Adviser and any proposed changes in the key personnel who are either the portfolio manager(s) of the Trust or senior management of the Sub-Adviser at the same time as it informs its other similarly situated clients. The Sub-Adviser agrees to bear all reasonable expenses of the Trust, if any, arising out of an assignment or change in control.

G.            The Sub-Adviser has provided the Adviser with a summary of its insurance coverage and will promptly provide the Adviser any amendments thereto. The Sub-Adviser will maintain its insurance coverage at least at the amounts set forth in the summary.

H.            The Sub-Adviser agrees that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to its relationship with the Trust, the Adviser, other than in each case as it relates to its capacity as Sub-Adviser, or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Adviser, except as required by law, rule, regulation or upon the request of a governmental authority and only upon providing written notice to the Adviser and the Trust (to the extent legally permitted). However, the Sub-Adviser may incorporate the performance of the Trust in its composite performance.

I.             The Sub-Adviser will not file class action claim forms or otherwise exercise any rights the Adviser or the Trust may have with respect to participating in, commencing or defending suits or legal proceedings involving securities or issuers of securities held in, or formerly held in, the Trust, unless the Sub-Adviser, the Adviser and the Trust mutually agree that the Sub-Adviser may take such actions.

J.             The Sub-Adviser will promptly notify the Adviser and the Trust if the Sub-Adviser suffers a material adverse change in its business that would materially impair its ability to perform its relevant duties for the Trust. For the purposes of this paragraph, a “material adverse change” shall include, but is not limited to, a material loss of assets or accounts under management or the departure of senior investment professionals to the extent such professionals are not replaced promptly with professionals of comparable experience and quality.

K.            The Sub-Adviser will promptly notify the Adviser and the Trust to the extent required by applicable law in the event that the Sub-Adviser or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment adviser pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the Commission or other regulatory authority pertaining to the services or substantially similar services that Sub-Adviser provides to the Trust.  The Sub-Adviser further agrees to notify the Trust and the Adviser immediately of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that would make any written information previously provided to the Adviser or the Trust materially inaccurate or incomplete or if any such written information becomes untrue in any material respect.

8.             Commodity Exchange Act Matters

A.            The Adviser hereby represents and warrants to the Sub-Adviser that:

(i)        with respect to the Trust, the Adviser is excluded from the definition of a commodity pool operator (“CPO”) pursuant to Commodity Futures Trading Commission (“CFTC”) Regulation 4.5 and the Adviser will promptly notify the Sub-Adviser if it can no longer rely on the exclusion pursuant to CFTC Regulation 4.5 with respect to the Trust; and

(ii)       to the extent applicable to Sub-Adviser’s investment program, the Trust may trade swaps (as defined in Section 1a(47) of the CEA) and, is therefore an “eligible contract participant” within the meaning of Section 1a(18) of the CEA.

B.            The Sub-Adviser hereby represents and warrants to the Adviser that:

(i)         the Sub-Adviser is registered with the CFTC as a commodity trading advisor (“CTA”); however, with respect to the Trust, the Sub-Adviser is exempt from registration as a CTA under CFTC Regulation 4.14(a)(8) and as a result will provide commodity interest trading advice to the Trust as if it were exempt from registration as a CTA;

(ii)        the Sub-Adviser has filed the notice required under CFTC Regulation 4.14(a)(8) and shall, to the extent applicable to the Sub-Adviser’s investment program for the Trust, re-file such notice annually as required; and

(iii)       if the Adviser has filed the exclusion under CFTC Regulation 4.5 with respect to the Trust, the Sub-Adviser (A) will cause such Trust to comply with the trading limitations in CFTC Regulation 4.5 unless otherwise agreed with the Adviser, and (B) promptly will notify the Adviser if it is reasonably likely that the Trust will not comply with such trading limitations.

C.            The Adviser and the Sub-Adviser each further agree that, to the extent applicable to the Sub-Adviser’s investment program for the Trust:

(i)         to the extent that the CEA and the then-current CFTC regulations require (A) registration by such party as a CPO or CTA and/or membership with NFA with respect to the Trust, (B) specific disclosure, as applicable to the investors in the Trust, or (C) filing of reports and other documents with respect to the Trust, it shall promptly and fully comply, or take reasonable steps to cause such Trust to comply, with all such requirements;

(ii)        the Adviser and the Sub-Adviser shall each comply with all requirements of the CEA, then-current CFTC regulations and NFA rules that apply to the Adviser and the Sub-Adviser, respectively, with respect to the Trust;

(iii)       the Sub-Adviser shall provide reasonable cooperation to the Adviser and the Adviser shall provide reasonable cooperation to the Sub-Adviser in fulfilling, or causing to be fulfilled, any disclosure or reporting requirements applicable to such party with respect to the Trust under the CEA and/or then-current CFTC regulations and NFA rules; and

(iv)       the Adviser and the Sub-Adviser each further agrees to notify the other party promptly in writing if any of the representations and warranties herein ceases to be accurate in any respect with respect to the Adviser, the Sub-Adviser or the Trust.

9.             Non-Exclusivity

The services of the Sub-Adviser to the Adviser and the Trust are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities. Adviser has no objection to Sub-Adviser rendering such services to any other person, provided that whenever the Trust and one or more other investment advisory clients of Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by Sub-Adviser to be equitable to each. Sub-Adviser may group orders for the Trust with orders for other funds and accounts to obtain the efficiencies that may be available on larger transactions when it determines that investment decisions are appropriate for each participating account. It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation.

10.           Regulation

The Sub-Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations. The Sub-Adviser shall provide prompt notice to the Adviser and the Trust of any such submission.

11.           Records

The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Sub-Adviser such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its business. In the event of the termination of this Agreement and upon request of the Adviser, such records shall promptly be returned to the Trust by the Sub-Adviser free from any claim or retention of rights therein, provided that the Sub-Adviser may retain any such records that are required by its internal policies and procedures which comply with the recordkeeping requirements under applicable law or regulation.

12.           Confidential Treatment

All information and advice furnished by one party to the other party (including their respective agents, employees and representatives and the agents, employees, and representatives of any affiliates) hereunder shall be treated as confidential and shall not be disclosed to third parties, except as may be necessary to comply with applicable laws, rules and regulations, subpoenas, court orders, and as required in the administration and management of the Trust. It is understood that any information or recommendation supplied or produced by Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser and the Trust. Without limiting the foregoing, the Adviser and the Trust will only disclose portfolio information in accordance with the Trust’s portfolio information policy as adopted by the Board.

The confidential treatment of the information noted in this Agreement shall also apply to information shared between the Adviser and the Sub-Adviser relating to potential future funds for which the Adviser may wish to retain the Sub-Adviser’s investment advisory services.

13.           Duration of Agreement

This Agreement shall become effective as to the Trust upon execution or, if later, on the date that initial capital for the Trust is first provided to it and, unless sooner terminated as provided herein, the initial term will continue in effect through September 30, 2025. Thereafter, if not terminated, this Agreement will continue from year to year through September 30th of each successive year following the initial term covered by this Agreement, provided that such continuation is specifically approved at least annually by the Board or by vote of a majority of the outstanding voting securities of the Trust, and either event approved also by a majority of the Trustees of the Trust who are not interested persons of the Trust, or of the Adviser, or of the Sub-Adviser (the “Independent Trustees”) cast in person at a meeting called for the purpose of voting on such approval.

14.           Termination of Agreement

This Agreement may be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Trust, on sixty (60) days’ written notice to the Adviser and the Sub-Adviser, or by the Adviser with the consent of the Board (including a majority of the Independent Trustees) or Sub-Adviser on sixty (60) days’ written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in the 1940 Act), or (ii) in the event the Investment Advisory and Management Agreement between the Adviser and the Trust is assigned (as defined in the 1940 Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice. Section 5 herein shall survive the termination of this Agreement.

15.           Use of Sub-Adviser’s Name

The parties agree that the name of the Sub-Adviser, the names of any affiliates of the Sub-Adviser and any derivative or logo or trademark or service mark or trade name are the valuable property of the Sub-Adviser and its affiliates. The Sub-Adviser hereby grants the Adviser, its affiliates, and the Trust the right to use such name(s), derivatives, logos, trademarks or service marks or trade names as it relates to its capacity as Sub-Adviser, in the Trust’s registration statement on Form N-2, the Prospectus and SAI, and other filings, forms or reports required under applicable state or federal securities laws, and in offering, marketing or other promotional materials for the Trust, so long as this Agreement is in effect. Upon termination of this Agreement, the Adviser and the Trust shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names. The Sub-Adviser hereby consents to the name of the Trust, as set forth in this Agreement.

16.           Use of Adviser’s Name

The Sub-Adviser acknowledges and agrees that the names “Jackson Real Assets Fund” and “Jackson National Asset Management, LLC,” and abbreviations or logos associated with those names, are the valuable property of the Adviser and its affiliates; that the Trust has the right to use such names, abbreviations and logos; and that the Sub-Adviser shall use the names “Jackson Real Assets Fund,” “Jackson National Asset Management, LLC,” and associated abbreviations and logos, only in connection with the Sub-Adviser’s performance of its duties or to state its capacity pursuant to which it acts hereunder. Further, in any communication with the public and in any marketing communications of any sort, the Sub-Adviser agrees to obtain prior written approval from the Adviser before using or referring to “Jackson Real Assets Fund” and the Adviser, or the Trust or any abbreviations or logos associated with those names; provided that nothing herein shall be deemed to prohibit the Sub-Adviser from referring to the performance of the Trust in the Sub-Adviser’s marketing material as long as such marketing material does not constitute “sales literature” or “advertising” for the Trust, as those terms are used in the rules, regulations and guidelines of the Commission and FINRA. Adviser and the Trust acknowledge that Sub-Adviser will use the Trust’s performance information within its composites compiled pursuant to the Global Investment Performance Standards (“GIPS®”).

17.           Amendments to the Agreement

Except to the extent permitted by the 1940 Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the Commission, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Trust (unless such approval is not required by Section 15 of the 1940 Act as interpreted by the Commission or its staff or unless the Commission has granted an exemption from such approval requirement) and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Trust if a majority of the outstanding voting securities of the Trust vote to approve the amendment.

18.           Assignment

No assignment (as that term is defined in the 1940 Act) shall be made by the Sub-Adviser without the prior written consent of the Trust and the Adviser. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of such Sub-Adviser except as may be provided to the contrary in the 1940 Act or the rules or regulations thereunder.

19.           Entire Agreement

This Agreement contains the entire understanding and agreement of the parties with respect to the Trust. The Trust is an intended third-party beneficiary of this Agreement.

20.           Headings

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

21.           Notices

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or sent by electronic transmission (via e-mail) or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

To the Adviser:	Jackson National Asset Management, LLC
225 West Wacker Drive
Suite 1200
Chicago, IL 60606
Attention: General Counsel
Email address: JNAMLegal@jackson.com

To the Sub-Adviser:	Cohen & Steers Capital Management Inc.
1166 Avenue of the Americas
30th Floor
New York, NY 10036
Attention: Kristin Choi
Email address: strategic_partnerships_group@cohenandsteers.com
With a copy to: institutionallegal@cohenandsteers.com

To the Trust:	Jackson Real Assets Fund
1 Corporate Way
Lansing, MI 48951
Attention: Chief Legal Officer
Email address: JNAMLegal@jackson.com

22.           Severability

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

23.           Trust and Shareholder Liability

The Adviser and Sub-Adviser are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration and agree that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets. The Adviser and Sub-Adviser further agree that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Trust, nor from the Board or any individual Trustee of the Trust.

24.           Force Majeure

Neither party to this Agreement shall be liable for damages resulting from delayed or defective performance when such delays arise out of causes beyond the control and without the fault or negligence of the offending party. Such causes may include, but are not restricted to, Acts of God or of the public enemy, terrorism, acts of the State in its sovereign capacity, fires, floods, earthquakes, power failure, disabling strikes, epidemics, quarantine restrictions, and freight embargoes.

25.           Governing Law

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Michigan, or any of the applicable provisions of the 1940 Act. To the extent that the laws of the State of Michigan, or any of the provisions in this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

26.           No Third Parties

Other than in respect of the Trust as set forth in Paragraph 18, nothing in this Agreement shall create or give to any third party any claim or right against the Adviser, the Trust or the Sub-Adviser, by application of the law or otherwise.

27.           Counterpart Signatures

This Agreement may be executed in several counterparts, including via facsimile, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement.

28.           Miscellaneous

A copy of the Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees as Trustees, and is not binding upon any of the Trustees, officers, or shareholders of the Trust individually but binding only upon the assets and property of the Trust.

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized officers, effective as of the date first mentioned above.

Jackson National Asset Management, LLC
/s/ Mark D. Nerud
By:
Name :	Mark D. Nerud
Title:	President and Chief Executive Officer

Cohen & Steers Capital Management Inc.
/s/ Francis C. Poli
By:
Name:	Francis C. Poli
Title:	EVP and General Counsel

Schedule A

Dated April 29, 2024

(Compensation)

Average Daily Net Assets*	Annual Rate
$0 to $100 Million	0.38%
Amounts over $100 Million	0.25%

*       For the portion of the Average Daily Net Assets managed by Cohen & Steers Capital Management Inc.

A-1